Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Delcath Systems Inc. on Form S-8, Nos. 333-251385, 333-262022, 333-265202, 333-276090, and 333-280550, and Form S-3 Nos. 333-260097, 333-267321, 333-269173, 333-272659, 333-278989, 333-280551, 333-235904, and 333-236100 of our report dated March 6, 2025, with respect to our audits of the consolidated financial statements of Delcath Systems Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Delcath Systems Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 6, 2025